UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2017

Kite Pharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36508	27-1524986
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2225 Colorado Avenue Santa Monica, California	90404
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 824-9999

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2017, Kite Pharma, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Gilead Sciences, Inc. (“Parent”) and Dodgers Merger Sub, Inc. (“Purchaser”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser will commence a tender offer (the “Offer”) to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.001 per share, of the Company at a price of $180.00 per Share in cash (the “Offer Price”). The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger” and, together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”), with the Company surviving the Merger as the surviving corporation (the “Surviving Corporation”) and a wholly owned, direct subsidiary of Parent.

Certain of the Company’s executive officers may be subject to an excise tax on payments they will or may receive in connection with the Transactions under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). Generally, an excise tax of 20% is imposed on each individual recipient of certain “parachute payments” that, under the rules of Section 280G of the Code, exceed a certain threshold amount for such individual and the corporation making the payments is denied a tax deduction for such payments. The excise tax is due in addition to the regular income and employment taxes otherwise payable in connection with compensatory payments to the Affected Individuals (as defined below). Payments to certain executive officers of the Company that will or may be considered “parachute payments” under Section 280G of the Code that would be subject to the Code Section 4999 excise tax include, as applicable, severance payments and benefits under the Company’s Change in Control and Severance Benefit Plan (the “CIC Severance Plan”), the value of the accelerated vesting of unvested equity awards upon a Qualifying Termination (as defined in the CIC Severance Plan), as well as payment of the annual cash bonus in respect of the 2017 fiscal year and the Excise Tax Reimbursement Payment (as defined below).

The Company’s Board of Directors (the “Board”) has considered the impact of the potential Code Section 4999 excise tax on certain individual executive officers of the Company who would be subject to such excise tax, and has determined that the imposition of the excise tax on such individuals would result in an unintended personal tax burden that would deprive the individuals of a portion of the value of their compensatory payments in connection with the Transactions, particularly their Company equity awards (the “Affected Individuals”). The Board has considered the tax implications of Sections 4999 and 280G of the Code and assessed the costs and benefits of potential payments to alleviate the Code Section 4999 excise taxes, to the Company, its stockholders, the Surviving Corporation and each of the Affected Individuals. The Board determined that, of our executive officers, Dr. Belldegrun, Ms. Buttita, Dr. Chang, Mr. Moore, Ms. Tomasello, Ms. Kim and Dr. Wiezorek constitute Affected Individuals.

As part of its considerations, the Board noted that the primary reason for the magnitude of the Code Section 4999 excise tax burden was the unvested Company stock options and Company restricted stock units held by the Affected Individuals. These awards have a high value as a result of the substantial value of Shares, including as a result of significant Company achievements, including those leading to the Transactions and the Offer Price. The Board determined that it is in the best interests of the Company to align the interests of its stockholders with those of the Affected Individuals and mitigate the negative tax impact to such Affected Individuals that would otherwise result from the Transactions, which are expected to bring significant financial benefits to the Company and its stockholders.

The Company Board concluded that, contingent upon the Purchaser irrevocably accepting for payment all Shares tendered and not validly withdrawn in the Offer immediately following the expiration of the Offer (the “Offer Acceptance”), the Company will provide each of the Affected Individuals with a gross-up entitlement with respect to the Code Section 4999 excise tax, so that, on a net after-tax basis, the Affected Individual will be in the same position as if no such excise tax had applied to him or her (the “Excise Tax Reimbursement Payment”). Accordingly, on September 1, 2017, the Company entered into letter agreements with each of the Affected Individuals setting forth the terms of the Excise Tax Reimbursement Payment for such individual. A form of the letter agreement entered into with each of the Affected Individuals is attached to this Form 8-K as Exhibit 10.1, and this description is qualified entirely by reference thereto. The aggregate Excise Tax Reimbursement Payments that would become payable if all seven Affected Individuals are terminated immediately following the Offer Acceptance is estimated to be approximately $33 million (based on certain assumptions), however such cost could be significantly reduced (including to $0) if such executive officers continue employment with Parent following such time. The actual amounts to be paid to the Affected Individuals by the Company will not be finally determined until after the consummation of the Transactions and these amounts will be paid following the time of the Offer Acceptance but before the Code Section 4999 excise tax becomes due. The Affected Individuals will retain the obligation to pay income and other taxes on all of the payments they will or may receive in connection with the Transactions and will forfeit the right to receive an Excise Tax Reimbursement Payment if either the Merger Agreement terminates pursuant to its terms or the Affected Individual’s employment with the Company terminates for any reason before the Offer Acceptance.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.	Description

10.1	Form of Excise Tax Reimbursement Payment Letter Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE PHARMA, INC.
(Registrant)

Date: September 5, 2017	By:	/s/ Arie Belldegrun
Arie Belldegrun, M.D. President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Excise Tax Reimbursement Payment Letter Agreement.